Exhibit 10.2

TRANSITION SERVICES AGREEMENT

BETWEEN

GENERAL ELECTRIC COMPANY

AND

BAKER HUGHES, A GE COMPANY, LLC
DATED July 31, 2019

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT, dated July 31, 2019 (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made and entered into by and between General Electric Company, a New York corporation (“GE”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Baker Hughes”).
RECITALS
A.    WHEREAS, GE and Baker Hughes entered into that certain Amended and Restated Intercompany Services Agreement, dated as of November 13, 2018 (as amended from time to time, the “A&R ISA”);
B.    WHEREAS, GE, Baker Hughes and Baker Hughes, a GE company, a Delaware corporation (“Baker Hughes, a GE company”) entered into that certain Master Agreement, dated as of November 13, 2018 (the “Master Agreement”), as amended, whereby the parties thereto agreed to enter into this Agreement which shall be effective promptly following termination of the A&R ISA; and
C.    WHEREAS, in furtherance of the transactions contemplated by the Master Agreement, the Parties (as defined below) desire that, effective as of the Effective Date, GE shall provide or cause to be provided to the Baker Hughes Entities, certain services on a transitional basis and in accordance with the terms and subject to the conditions set forth herein, and (ii) Baker Hughes shall provide or cause to be provided to GE and/or its Affiliates effective as of the Effective Date (GE and such Affiliates collectively hereinafter referred to as the “GE Entities”) certain services on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:
“Action” means any action, suit, arbitration, proceeding, inquiry or investigation by or before any Government Authority or any arbitration or mediation tribunal.
“Actual Charge” shall have the meaning set forth in Section 5.01(c).
“Additional Service” shall have the meaning set forth in Section 2.04(a).
“Aero JV” means the joint venture and related arrangement to be entered into by Affiliates of GE and Baker Hughes, a GE company, substantially on the terms set forth in the term sheet filed with the US Securities and Exchange Commission by Bakers Hughes, a GE company on its Form 10K dated Febuary 19, 2019.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with such Person by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity.
“Agreement” shall have the meaning set forth in the Preamble.
“A&R Stockholders Agreement” shall mean that certain Amended and Restated Stockholders Agreement by and between Baker Hughes, a GE company and GE, dated as of November 13, 2018.
“Baker Hughes” shall have the meaning set forth in the Preamble.
“Baker Hughes Entities” shall mean Baker Hughes, Baker Hughes, a GE company, and its and their Affiliates on the Effective Date.
“Baker Hughes Facilities” shall have the meaning set forth in Section 4.02(a).
“Baker Hughes Services” shall have the meaning set forth in Section 2.02(b).
“Baker Hughes Services Manager” shall have the meaning set forth in Section 2.05(b).
“Business” means the business of the Baker Hughes Entities.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“Collecting Party” shall have the meaning set forth in Section 5.03(a).
“Confidential Information” shall have the meaning set forth in Section 10.03(a).
“Contract Year” shall mean each consecutive 12-month period beginning on the Effective Date during the Term.
“Core Tech Services” means each of the Services identified by the following Service line items: TSA0504, TSA0506, TSA0509, TSA0519, NS-TSA0521 and NS-TSA0522.
“Cyber Incident” means any event for which a Party reasonably believes that its Systems have been or could be compromised by a malicious threat actor.
“Decommissioning Charges” means, with respect to any Decom Service and without duplication of any Pass Through Charges or Termination Charges, all documented fees or expenses in respect of decommissioning such Decom Services as a result of any termination or, in the case of any hardware Decom Service, reduction, of such Decom Service (but in no event exceeding the monthly Service Charge (or, in the case of reduction, the applicable portion of the applicable monthly Service Charge) for such Decom Service prorated for the Maximum Decommissioning Period set forth opposite the applicable Decom Service on Schedule J). Notwithstanding anything to the contrary herein, there are no Decommissioning Charges other than for Decom Services as expressly set forth on Schedule J.
“Decom Services” means each of the Services set forth on Schedule J.
“Direct Purchase Order” means any binding instrument entered into (in Recipient’s sole discretion) by Recipient directly with such third party under a master service agreement of Provider with such third party.
“Disbursement” shall have the meaning set forth in Section 5.03(a).
“Disbursement Invoice” shall have the meaning set forth in Section 5.03(a).
“Effective Date” shall mean the date that is 90 days following the Trigger Date.
“Facilities” shall have the meaning set forth in Section 4.02(b).
“Force Majeure Event” shall have the meaning set forth in Section 9.03.
“GE” shall have the meaning set forth in the Preamble.
“GE Entities” shall have the meaning set forth in the Recitals.
“GE Facilities” shall have the meaning set forth in Section 4.02(a).
“GE Provided Control Tools Access” shall have the definition ascribed to it in the A&R ISA.
“GE Services” shall have the meaning set forth in Section 2.01(a).
“GE Services Manager” shall have the meaning set forth in Section 2.05(a).
“Governmental Authority” means any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.
“Incremental Services” shall have the meaning set forth in Section 2.04(b).
“Indemnified Party” shall have the meaning set forth in Section 8.03.

“Indemnifying Party” shall have the meaning set forth in Section 8.03.
“Intellectual Property” means any and all of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), patent disclosures, industrial designs, and all United States and foreign patents, patent applications (including all patents issuing thereon), statutory invention registrations and invention disclosures, together with all continuation applications of all types, including reissuances, restorations, divisions, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, and all rights therein provided by international treaties or conventions; (ii) all United States and non U.S. copyrightable works (including copyrights in Software), design rights, database rights, all copyrights and applications, registrations and renewals in connection therewith, whether registered or unregistered; (iii) United States and foreign trademarks, service marks, trade dress, logos, trade names, Internet domain names, moral rights, designs, slogans and corporate names and general intangibles of like nature, whether registered or unregistered, together with all translations, adaptations, derivations and combinations thereof and other identifiers of source and including all goodwill associated therewith and all rights therein provided by international treaties or conventions, common law rights, applications, registrations, pending registrations, applications to register, reissues, extensions of the foregoing and renewals in connection therewith; (iv) trade secrets, know-how and information that is proprietary and confidential; (v) all mask works (as defined in 17 U.S.C. §901) and all applications, registrations and renewals in connection therewith; and (vi) other similar industrial, proprietary and intellectual property related rights anywhere in the world, and all renewals and extensions of the foregoing, regardless of whether or not such rights have been registered with the appropriate authorities in such jurisdictions in accordance with the relevant legislation.
“IT-Related Service” means those Services that are classified as “Digital Technology” (but not, for the avoidance of doubt, Services that are classified as “Digital Technology B2B” or “Digital Technology 3% NA”) as the Level 1 function on Schedule A or Schedule C; provided, that any IT-Related Service (x) with a duration of less than 12 months or (y) with a Service Charge calculated on a time and material basis, in each case, shall not be subject to an ITR Cap.
“ITR Cap” shall have the meaning set forth in Section 5.01(a).
“JV Supply Agreement” means that certain Supply and Technology Development Agreement, dated as of November 13, 2018, by and among GE, acting through its GE Aviation business unit and the legal entities operating on its behalf, Baker Hughes, and GE, on behalf of its GE Power business.
“Law” means any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.
“Losses” means all losses, damages, costs, expenses, and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees).
“Nonparty Affiliates” shall have the meaning set forth in Section 10.16.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of July 31, 2019 among the General Electric Company, Baker Hughes, a GE Company and Baker Hughes, a GE Company, LLC.
“Party” means GE and Baker Hughes individually, and “Parties” means GE and Baker Hughes collectively, and, in each case, their respective permitted successors and assigns.
“Pass Through Charges” shall have the meaning set forth in Section 5.01(d).
“Paying Party” shall have the meaning set forth in Section 5.03(a).
“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.
“Prime Rate” means the prime rate published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.
“Proceeding” shall have the meaning set forth in Section 8.03.
“Provider” means the Party or its Affiliate providing a Service or an Additional Service under this Agreement.
“Provider Indemnified Party” shall have the meaning set forth in Section 8.02.
“Rate Card” means the schedule of outcomes and billing rates set forth on Schedule H.
“Receipt” shall have the meaning set forth in Section 5.03(a).
“Receiving Party” shall have the meaning set forth in Section 5.03(a).
“Recipient” means the Party or its Affiliate to whom a Service or any Additional Service is being provided under this Agreement.
“Recipient Indemnified Party” shall have the meaning set forth in Section 8.01.
“Responsible Party” shall have the meaning set forth in Section 5.03(a).
“Representatives” means directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors.
“Schedule(s)” means Schedule A, Schedule B, Schedule C, Schedule D, Schedule E, Schedule F, Schedule G, Schedule H, Schedule I, Schedule J and Schedule K attached hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof, in each case, as may be amended pursuant to Section 2.08 of the Omnibus Agreement.
“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Period” shall have the meaning set forth in Section 2.03.
“Services” shall have the meaning set forth in Section 2.02(b).
“Software” means computer software, programs and databases in any form, including (as applicable in context) source code, object code, operating systems, specifications, data, database management code, utilities, graphical user interfaces, software engines, software platforms, data formats, versions thereof, and related materials, documentation, developer notes, comments and annotations.
“Steering Committee” shall have the meaning set forth in Section 2.05(c).
“Systems” shall have the meaning set forth in Section 4.01(a).
“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any tax.
“Technology Access” shall have the meaning ascribed to it in the A&R ISA.
“Termination Charges” means, with respect to any Service and without duplication of any Pass Through Charges, all fees or expenses actually paid to any unaffiliated, third-party provider as a result of any early termination or reduction of such Service. Schedule A, Schedule C and Schedule F set forth, with respect to each Service, whether Termination Charges are applicable and, if so, the associated notification period required prior to the termination of such Service by Recipient in order for no Termination Charge to apply for such Service (unless otherwise indicated on the applicable Schedule). Notwithstanding anything to the contrary herein, (i) there are no Termination Charges other than those that are set forth on Schedule A, Schedule C and Schedule F; and (ii) the hiring, engagement or termination of, or the performance of any obligations by, any subcontractor pursuant to Section 10.02 shall not, directly or indirectly, result in or increase, or otherwise be reflected in, any Termination Charge. For the avoidance of doubt, Recipient shall not be required to pay any Termination Charges related to the GE’s Global Operations Genpact transaction.
“Third Party Claim” shall have the meaning set forth in Section 8.03.
“Training Materials” shall have the meaning set forth in Section 6.09.
“Trigger Date” shall have the meaning ascribed to it in the A&R Stockholders Agreement.
“TSA Dispute” shall have the meaning set forth in Section 7.01(a).
ARTICLE II
TERMINATION; SERVICES, DURATION AND SERVICES MANAGERS
Section 2.01.    A&R ISA Termination Acknowledgment. The Parties acknowledge that, as of the Effective Date, the A&R ISA has terminated in accordance with Section 9.01 thereof,

with the effect set forth in Section 9.03 thereof. For the avoidance of doubt, GE Provided Technology Access (as defined in the A&R ISA) shall terminate 90 days following the Trigger Date.
Section 2.02.    Services.
(a)    Upon the terms and subject to the conditions of this Agreement, effective as of the Effective Date, GE shall provide, or shall cause to be provided, to the relevant Baker Hughes Entities the services, access to systems and use of facilities as set forth, respectively, in Schedule A and Schedule B attached hereto, as such schedules may be amended from time to time pursuant to Section 10.12, in each case, excluding such services set forth on Schedule E (the “GE Services”).
(b)    Upon the terms and subject to the conditions of this Agreement, effective as of the Effective Date, Baker Hughes shall provide, or shall cause to be provided, to the relevant GE Entities the services, access to systems and use of facilities as set forth, respectively, in Schedule C and Schedule D attached hereto, as such schedules may be amended from time to time pursuant to Section 10.12 (the “Baker Hughes Services”, and collectively with the GE Services and any Additional Services, the “Services”).
(c)    Subject to Section 10.09(b), all of the Services shall be for the sole use and benefit of the relevant Recipient and the other Baker Hughes Entities or GE Entities (as applicable).
(d)    Services set forth on Schedule A and Schedule C shall include, at no incremental cost or expense to Recipient, access to Software used by or on behalf of Provider in the provision of substantially the same service by or on behalf of Provider during the six-month period immediately prior to the Effective Date (and any replacement Software thereof) to provide the Services set forth on Schedule A and Schedule C from time to time.
Section 2.03.    Duration of Services. Upon the terms and subject to the conditions of this Agreement, effective as of the Effective Date, each of GE and Baker Hughes shall provide (or cause to be provided) to the relevant Recipients each Service until the earliest to occur of, with respect to each such Service, (i) the expiration of the period of duration for such Service as set forth in Schedule A, Schedule B, Schedule C or Schedule D, as applicable (with respect to each Service, a “Service Period”); (ii) the date on which such Service is terminated in accordance with Article IX; and (iii) the date on which this Agreement is terminated in accordance with Article IX; provided, however, that each Recipient shall use its reasonable efforts in good faith to transition itself to a replacement service or facility with respect to each Service.
Section 2.04.    Additional Unspecified Services.
(a)    If, after the date hereof, GE or Baker Hughes identifies to the other in writing (a) a service, access to a general corporate system, use of facility or other assistance that (i) any of the GE Entities provided to the Business at any time during the six-month period immediately prior to the Effective Date that Baker Hughes reasonably and in good faith believes that a Baker Hughes Entity needs in order for the Business to continue to operate in substantially the same manner in which the Business operated during the six-month period immediately prior to the Effective Date (except in each case any Service, access to a general corporate system, use of facility or other assistance set forth on Schedule E), and such service, access to a general corporate system, use of facility or other assistance was not included in Schedule A or Schedule B (other than as a result of agreement by the Parties in writing prior to the date of the Agreement that such service, access to a general corporate system, use of facility or other assistance shall not be provided), or (ii) the Business provided to any of the GE Entities at any time during the six-month period immediately prior to the Effective Date that GE reasonably and in good faith believes it needs in order for such GE Entity to continue to operate in substantially the same manner in which such GE Entity operated during the six-month period immediately prior to the Effective Date (except in each case any Service, access to a general corporate system, use of facility or other assistance set forth on Schedule E), and such service, access to a general corporate system, use of facility or other assistance was not included in Schedule C or Schedule D (other than as a result of agreement by the Parties in writing prior to the date of the Agreement that such service, access to a general corporate system, use of facility or other assistance shall not be provided), or (b) an Affiliate following the Effective Date for which it requests Services pursuant to the terms of this Agreement, then, in each case, the Steering Committee shall discuss and negotiate in good faith for the Provider to provide (or cause to be provided) such requested service (each such additional service, access to a general corporate system, use of facility or other assistance, an “Additional Service”) consistent with the terms of this Agreement and at such cost and on such other terms as shall be mutually agreed by the Steering Committee utilizing similar cost methodology as used to determine the pricing and terms of the most similar Services provided hereunder. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, Service Period(s), Service Charges, termination provisions and other terms applicable to such Additional Service in a manner similar to that which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Service set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement; provided, that in no event shall a Party’s good faith obligations under this Section 2.04 require a Party to provide, or cause to be provided, any Additional Services for longer than the date that is the earlier of the latest date permitted under any applicable Law or third-party contract or agreement (subject, in any such case, to Provider’s good faith inquiry with a third party about the possibility of date extension); and provided, further, that a Provider shall not be required to provide any Additional Services if the Parties, despite using good faith efforts, are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). In the event that the Additional Service requested is for access to a system or other Service that is not general corporate in nature but to be provided by a business unit directly, the GE Services Manager or the Baker Hughes Services Manager, as applicable, shall facilitate good faith communication with the business regarding extending such service as an Additional Service. Provider shall be required to only provide any Additional Services pursuant to this Section 2.04 to the extent consistent with Provider’s applicable operating conditions, permits, licenses and business practices.
(b)    Without limiting Section 2.04(a), from time to time during the term of this Agreement, Recipient may request Provider to perform one-time services that are incremental to any Service and have not been provided to the Business during the six-month period immediately prior to the Effective Date (each, an “Incremental Service”).  If Provider is willing and able (including without limitation after accounting for any restrictions set forth in Provider’s cyber technology and risk policies and third party licensing requirements) to provide any Incremental Service, (i) Provider and Recipient shall mutually agree on the scope of work necessary for such Incremental Service and (ii) Provider shall deliver a price quote to Recipient for such Incremental Service.  If Recipient desires to accept the quote provided by Provider, Recipient shall notify Provider of such acceptance within thirty (30) days of Provider’s delivery of such quote.  The Incremental Service(s) set forth therein shall be deemed “Services” for purposes of this Agreement, in each case subject to the terms and conditions of this Agreement.
(c)    In the event that the Effective Date occurs prior to December 31, 2019, GE shall add a new Service to Schedule A, with the line item description “EOP Catch-up”, for which Baker Hughes as Recipient shall be billed an aggregate Service Charge equal to $250,000, to be paid in equal monthly installments for the duration of the Service from April 30, 2020 until October 31, 2020 (such Service not to be extended and such Service Charge shall survive the termination of this Agreement).
Section 2.05.    Transition Services Managers; Steering Committee.
(a)    GE hereby appoints and designates the individual indicated on Exhibit B to act as its initial services manager (the “GE Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the GE Services and have authority to act on GE’s behalf with respect to all matters relating to this Agreement. The GE Services Manager shall work with the personnel of the GE Entities to promptly address any issues and matters raised by Baker Hughes relating to this Agreement. Notwithstanding the requirements of Section 10.07, all communications from Baker Hughes to GE pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the GE Services Manager, or such other individual as specified by the GE Services Manager in writing and delivered to Baker Hughes by e-mail with receipt confirmed. GE shall notify the Baker Hughes Services Manager and the Steering Committee of the appointment of a different GE Services Manager.
(b)    Baker Hughes hereby appoints and designates the individual indicated on Exhibit B to act as its initial services manager (the “Baker Hughes Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the Baker Hughes Services and have authority to act on Baker Hughes’s behalf with respect to all matters relating to this Agreement. The Baker Hughes Services Manager shall work with the personnel of the Baker Hughes Entities to promptly address any issues and matters raised by GE relating to this Agreement. Notwithstanding the requirements of Section 10.07, all communications from GE to Baker Hughes pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the Baker Hughes Services Manager, or such other individual as specified by the Baker Hughes Services Manager in writing and delivered to GE by e-mail with receipt confirmed. Baker Hughes shall notify the GE Services Manager and the Steering Committee of the appointment of a different Baker Hughes Services Manager.
(c)    The Parties shall establish a joint steering committee (the “Steering Committee”) consisting of each Party’s Services Manager and two additional representatives from GE and two additional representatives from Baker Hughes. Each Party shall designate its representatives to the Steering Committee by written notice to the other Party within five Business

Days after the date hereof. The Steering Committee shall be responsible for monitoring and managing all matters related to the Services, including: (i) reviewing and monitoring the completeness of the Services provided and any plans to phase out any Services per the terms of this Agreement, (ii) resolving any outstanding TSA Disputes pursuant to Section 7.01(a), (iii) reviewing and addressing any performance deficiencies, (iv) managing change requests in the scope, duration or quantity of Services, (v) provision of any Additional Services pursuant to Section 2.04 and (vi) determination of the matters expressly set forth in the Omnibus Agreement. The Steering Committee shall meet on a monthly basis following the date hereof, unless otherwise agreed by the Parties. All decisions of the Steering Committee shall be decided by majority vote of the members present, provided that such members include each Party’s Service Manager and at least one other representative from each Party.
Section 2.06.    Migration.
(a)    Unless applicable Services are expressly provided for on Schedule A or Schedule C, each Party shall provide reasonable assistance during normal business hours upon reasonable advance notice to the other in connection with the transfer of the Services and data from (x) GE’s or its Affiliate’s Systems to the Systems of Baker Hughes or its designee or (y) Baker Hughes’s or its Affiliate’s Systems to the Systems of GE or its designee. Such transition assistance may include providing information regarding the specific Services being provided and the Systems, data formats and data organization (in each case, in the standard format of the Provider’s systems) being used for the Services, coordination and other reasonable assistance with test runs of replacement Systems and processes and other reasonable access to relevant information. Each Party shall provide the other with a copy of the data and information of the Business in a standard, readily accessible format at no cost to the other, except as otherwise provided on Schedule A or Schedule C. For the avoidance of doubt, the requesting Party shall bear the costs of fulfilling any non-standard integration or formatting requests in connection with providing such data or information.
(b)    Prior to, and as a condition of, a Party providing any such transition assistance under this Section 2.06, the Party to provide the transition assistance shall deliver to the requesting Party through the GE Services Manager or the Baker Hughes Services Manager, as the case may be, cost estimates of such assistance. The Parties shall mutually agree on such cost estimates, and the receiving Party shall agree to pay the agreed-upon costs prior to any such transition assistance being required to be provided hereunder. Except for copies of data or information in a standard, readily accessible format, none of the GE Entities or Baker Hughes Entities shall be required to incur any obligation, expend any money, grant any accommodation (financial or otherwise) or otherwise incur any out-of-pocket or other incremental cost in the provisions of such assistance as contemplated by this Section 2.06. For the avoidance of doubt, no Party shall incur any costs related to the integration or standup of new Systems (including system configurations, code customization, and any other information required to stand up Systems) or the migration of existing Systems to new infrastructure unless agreed in writing.
Section 2.07.    Books and Records.
(a)    For a period of seven years following the Effective Date, or such longer period as may be required under applicable Law, GE and its Affiliates shall retain copies of all books and records of the Business (but excluding tax records, which are governed by the Tax Matters Agreement dated July 3, 2017 between GE, Baker Hughes and the parties thereto), relating to periods ending on or before the Effective Date (the “Specified Records”). GE shall afford, or cause to be afforded, reasonable access to Baker Hughes and its Affiliates to the Specified Records during normal business hours in connection with any reasonable business purpose, including the preparation of financial statements, U.S. Securities and Exchange Commission or bank regulatory reporting obligations, and Actions, upon reasonable prior notice. Before GE or any of its Affiliates disposes of or destroys any Specified Records, GE shall give at least 45 days’ prior written notice in respect of Specified Records in a paper format and at least 90 days’ prior written notice in respect of Specified Records in electronic format of such intention to dispose or destroy to Baker Hughes, and Baker Hughes or any of its Affiliates shall be given an opportunity, at its sole cost and expense, to remove and retain all or any part of the Specified Records, as it may elect. Before Baker Hughes or any of its Affiliates disposes of or destroys any books and records (excluding tax records, which are governed by the Tax Matters Agreement dated July 3, 2017 between GE, Baker Hughes and the parties thereto) unrelated to the Business and related to the business of the GE Entities during the periods ending on or before the Effective Date, Baker Hughes shall give at least 45 days’ prior written notice in respect of such records in a paper format and at least 90 days’ prior written notice in respect of such records in electronic format of such intention to dispose or destroy to GE, and GE or any of its Affiliates shall be given an opportunity, at its sole cost and expense, to remove and retain all or any part of such books and records unrelated to the Business, as it may elect.
(b)    Certain transfer and downloads of Specified Records are listed as a Service in Schedule A. In addition, from time to time during the term of this Agreement, Baker Hughes may request further transfers and downloads of Specified Records with the expense allocation set forth in Section 2.06(a). In the event that Specified Records contain information unrelated to the Business, the Parties shall work cooperatively in good faith to devise a process for data segregation, with such allocation of expenses to be agreed by the Steering Committee.
(c)    For a period of seven years following the Effective Date, or such longer period as may be required under applicable Law, Baker Hughes shall afford reasonable access to GE and its Affiliates to the Specified Records in its possession during normal business hours for purposes of preparation of financial statements, U.S. Securities and Exchange Commission or bank regulatory reporting obligations and Actions, upon reasonable prior notice.
(d)    If either Party identifies by written notice in reasonable detail to the other Party any competitively sensitive data or information, in each case exclusively related to the business of the requesting Party (it being understood and agreed that any information related to any contract to which the requested Party or any of its Affiliates is party shall not be deemed to be exclusively related to the business of the requesting Party) and either (x) relating to the periods prior to the Effective Date or (y) in the case that the requesting Party is Recipient, relating to the period prior to the expiration of this Agreement and exclusively related to the receipt of Services by such requesting Recipient hereunder (and in each case, for the avoidance of doubt, unrelated to the business of the requested Party) and in each case that is in the possession of the requested Party, that the requesting Party reasonably determines should be permanently destroyed, the requested Party shall use commercially reasonable efforts to permanently destroy, as promptly as practicable,

(without retaining a copy thereof) from its books and records such competitively sensitive data or information of the requesting Party; provided that (i) the foregoing shall not require the requested Party to destroy any such information to the extent it is required to be retained pursuant to applicable Law or if such destruction would be unduly burdensome or disruptive to the requested Party’s business or operations, and (ii) the requesting Party shall bear all costs and expense (including the requested Party’s internal and external costs and expenses) of such deletion or destruction. Any dispute between the Parties as to any matter in respect of any such request to delete or destroy, including a basis for the retention of such books and records by the requested Party, shall be resolved by the Steering Committee.
ARTICLE III
OTHER ARRANGEMENTS
Section 3.01.    Third Party Consents and Licenses.
(a)    Except as set forth on Schedule E, GE shall use its commercially reasonable efforts to obtain all third-party consents, waivers, licenses (or other appropriate rights), sublicenses and approvals necessary for it to provide, or a Recipient to receive, Services (including, by way of example, not by way of limitation, rights to use, duplicate and distribute third-party Software necessary for the receipt of Services); provided, however, that, without limiting GE’s foregoing obligation in the immediately preceding sentence, Recipient shall use commercially reasonable efforts to notify Provider in writing of the specific types and approximate quantities of any such Software, necessary consents, waivers, licenses (or other appropriate rights), sublicenses or approvals that it is aware of; and, provided, further, that GE shall not be required to commence or participate in any action, suit, arbitration or proceeding by or before any Governmental Authority or seek broader rights or more favorable terms for Baker Hughes than those applicable to GE prior to the Effective Date or as may be applicable to GE from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that GE’s efforts shall be successful or that GE shall be able to obtain such licenses or rights on acceptable terms or at all. Schedule F sets forth each license that Baker Hughes shall assume and adopt in respect of the Services provided hereunder.
(b)    In the event that a third-party has informed GE that GE must pay money or grant an accommodation (financial or otherwise) to such third-party in order to obtain any consent, waiver, license (or other appropriate rights), sublicense or approval in respect of any Service provided to a Recipient, GE shall notify the Recipient in writing and GE and the Recipient shall discuss in good faith and Recipient shall determine to either (i) reimburse GE in respect of obtaining such consent, waiver, license (or other appropriate rights), sublicense or approval, in which case, GE shall promptly pay to the third-party such amount following receipt and provide such Service, or (ii) not reimburse GE in respect of obtaining such consent, waiver, license (or other appropriate rights), sublicense or approval, in which case Section 6.04 shall apply.
(c)    For the avoidance of doubt, Baker Hughes and its Affiliates shall incur no termination, reduction, decommissioning or similar charges or expenses (including Termination Charges and Decommissioning Charges) as a result of any “affiliate”, “subsidiary”, or “divestiture” provision (or any other provision triggered by GE’s sale of its direct or indirect interest in Baker

Hughes, a GE company) in any master services agreement or similar contractual arrangement of GE or any of its Affiliates affecting GE’s ability to provide any Service.
Section 3.02.    Local Implementing Agreements. The Parties each recognize and agree that there may be a need to document the Services provided hereunder in various jurisdictions outside of the United States from time to time. The Parties shall enter into, or cause their respective Affiliates to enter into, local implementing agreements (“Local Agreements”) for Services in such jurisdictions, countries or geographical regions as a Party may reasonably request from time to time. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Agreement and this Agreement, the terms and conditions of this Agreement shall prevail. The Parties agree to cooperate in implementing any such Local Agreement in a manner that does not subject a Provider to income taxes in a jurisdiction other than those jurisdictions under the laws of which such Provider is organized or is, before the implementation of such Local Agreement, a Tax resident.
ARTICLE IV
ADDITIONAL AGREEMENTS
Section 4.01.    System Resources and Security.
(a)    As of the Effective Date, unless required in connection with the performance of, delivery of, or receipt of a Service (and without limiting or expanding any rights expressly granted to a Party under any separate written agreement between the Parties or their respective Affiliates (including the JV Supply Agreement), to the extent such rights survive beyond the Effective Date in accordance with the terms and conditions of such agreements), each Recipient shall (i) cease to use and shall have no further access to, and Provider shall have no obligation to otherwise provide, Provider’s Intranet and other owned or licensed information technology related resources, including Software, networks, hardware, technology or computer based resources (collectively, the “Systems”) and (ii) have no access to, and Provider shall have no obligation to otherwise provide, computer-based resources (including e-mail and access to Providers’ computer networks and databases) which require a password or are available on a secured access basis. From and after the Effective Date, Recipient shall cause all of its Representatives having access to Providers’ Systems in connection with performance, receipt or delivery of a Service to (A) comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines, policies, standards and similar requirements) of Provider (of which Provider provides Recipient prior written notice) and (B) not tamper with, compromise or circumvent any security or audit measures employed by Provider (of which Provider provides Recipient prior written notice); provided, however, that, in the case of each of clauses “(A)” and “(B),” no such prior notice shall be required to the extent the security guidelines or security or audit measures are materially the same as those applicable immediately prior to the Effective Date of which Provider has previously provided written notice to Recipient. Recipient shall ensure that such access shall be used by such Representatives only for the purposes contemplated by, and subject to the terms of, this Agreement, and such Representatives shall access and use only those Systems for which Recipient has been granted the right to access and use.

(b)    If, at any time, a Party determines that any of its Representatives has sought to circumvent, or has circumvented, the other Party’s or its Affiliates’ system security policies, procedures and requirements, or that any of its unauthorized personnel has accessed the Systems, or that any of its Representatives has engaged in activities that may reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or Software of the other Party, such first Party shall promptly terminate any such person’s access to the Systems and immediately notify the GE Services Manager or Baker Hughes Services Manager, as applicable. In addition, each Party shall have the right to deny Representatives of the other Party access to its Systems upon notice to the other Party in the event that such first Party reasonably believes that such Representatives have engaged in any of the activities set forth above or otherwise pose a security concern that, in each case, such Party reasonably determines poses a material risk with respect to its Systems, which notice will describe the reason for such denial of access, and which denial of access shall continue only until such Representatives have remedied the concern in a manner satisfactory to such first Party in its reasonable discretion. Each Party shall use its reasonable efforts in good faith to cooperate with the other Party in investigating any apparent unauthorized access to the Systems. GE and Baker Hughes agree to use their respective commercially reasonable efforts in good faith to cooperate and fully implement the provisions of this Section 4.01 promptly.
(c)    In the event of a Cyber Incident, the other Party agrees that the Party claiming a Cyber Incident of its Systems may take all steps it deems necessary and/or advisable in its sole and absolute discretion, with or without advance notice, to remediate such Cyber Incident, including, suspension of or blocking (but not terminating) the other Party’s, its Affiliates’ and its and their Representatives’ and personnel’s access and connectivity to such first Party’s Systems. Such first Party agrees that any such suspension or blocking will be done only in those circumstances for which it reasonably believes that such suspension or blocking is necessary to eliminate or prevent an adverse impact to its Systems resulting from such Cyber Incident. To the extent reasonably practicable and provided that such delay does not create material risk to such first Party, such first Party shall notify the other Party in advance of the suspension, and shall otherwise notify the other Party as promptly as practicable thereafter. Such first Party agrees that such suspension and/or blocking shall be scoped as narrowly as reasonably practical to reduce disruption to the other Party. Such first Party shall (i) use commercially reasonable efforts to promptly remediate the risk and (ii) lift the suspension or block as soon as it has determined the risk to it has been remediated.
(d)    Due to the nature of this Agreement and the ongoing relationship of Baker Hughes and GE, during the term of this Agreement, Baker Hughes and GE will continue to operate their respective cyber risk management operating models for access to IT Systems in respect of Services. Additional cyber-risk mitigations may be added as a result of mutual agreement between Baker Hughes and GE. Any conflicts that arise related to cyber or IT controls will be raised with and resolved by the Steering Committee.
Section 4.02.    Facilities Matters.
(a)    GE hereby grants or shall cause one or more of its Affiliates to grant, effective as of the Effective Date, the Baker Hughes Entities a limited license to use and access space at certain facilities listed on Schedule B and to continue to use certain equipment located at such facilities (including use of office security, badge services, fixtures, furniture and other goods and effects therein) (the “GE Facilities”), for substantially the same purposes and in the same spaces as used in the Business at any time during the 90-day period immediately prior to the Effective Date. Baker Hughes hereby grants, or shall cause one or more of its Affiliates to grant, effective as of the Effective Date, to the GE Entities a limited license to use and access space at certain facilities listed on Schedule D and to continue to use certain equipment located at such facilities (including use of office security and badge services) (the “Baker Hughes Facilities”), for substantially the same purposes and in the same spaces as used by the GE Entities other than the Business at any time during the 90-day period immediately prior to the Effective Date. For the avoidance of doubt, at each of the GE Facilities and the Baker Hughes Facilities, the GE Entities and the Baker Hughes Entities, as the case may be, shall, in addition to providing access and the right to use such facilities, provide or cause to be provided to the Representatives, contractors, invitees or licensees of the GE Entities and the Baker Hughes Entities, as the case may be, substantially all ancillary services that were provided during the 90-day period immediately prior to the Effective Date to its own Representatives, contractors, invitees or licensees at such facility, such as, by way of example and not limitation, reception, general repair and maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence), mail delivery and telephony services, access to duplication, facsimile, printing and other similar office services, and use of common areas, including cafeteria, breakroom, restroom and other similar facilities, as well as such additional services as it may provide from time to time if the same are requested and agreed in writing. Unless otherwise expressly agreed by the Parties, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a GE Facility or a Baker Hughes Facility, as the case may be, it being understood that Provider shall not provide security services to areas of Provider’s facility that are used solely by the Recipient (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area) or security passes that permit entrance to Provider specific areas of Recipient’s facility and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear.
(b)    The Parties shall permit only their authorized Representatives, contractors, invitees or licensees to use licensed space within the Baker Hughes Facilities and GE Facilities (collectively, the “Facilities”), as applicable, except as otherwise permitted by the other Party in writing. Each Party shall, and shall cause its respective Affiliates, Representatives, contractors, invitees or licensees to, vacate the other Party’s Facilities at or prior to the earlier of: (i) the expiration date relating to each such Facility set forth in Schedule B or Schedule D; (ii) the expiration date of the lease relating to each such Facility set forth in Schedule B or Schedule D; and (iii) the termination of the applicable Service pursuant to ARTICLE IX hereof, and shall deliver over to the other Party or its Affiliates, as applicable, the licensed space within the Facilities in the same repair and condition at that date as on the Effective Date, ordinary wear and tear and casualty and condemnation excepted. The Parties agree to work together in good faith and to use commercially reasonable efforts to develop a plan to remove all tangible Baker Hughes assets that are located at GE Facilities and all tangible GE assets that are located at Baker Hughes Facilities, in each case, in a manner so as not to unreasonably interfere with the operations of the GE Entities and the Baker Hughes Entities and to not cause material damage to such property or any facility located therein. Any damage caused by a Recipient or any Affiliate, Representative, contractor, licensee or invitee thereof as a result of such removal shall be repaired to the condition prior to such damage by such Recipient, or at the Provider’s election, by such Provider, in each case, at Recipient’s sole cost and expense.
(c)    In addition to the access rights provided under Section 4.03 hereof, the Parties or their Affiliates, or the landlord in respect of any third-party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security, inspection and maintenance thereof in accordance with past practice and the terms of any third- party lease agreement, if applicable. The Parties agree to maintain commercially appropriate and customary levels (consistent with Recipient’s past practices and in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless the Provider in accordance with Article VIII hereof (and subject to the limitations set forth in Article VIII) in respect of, the acts and omissions of its Representatives, contractors, invitees and licensees. EACH PARTY HEREBY WAIVES ALL RIGHTS OF RECOVERY, CLAIMS AND CAUSES OF ACTION AGAINST THE OTHER AND THEIR AFFILIATES FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE REAL OR PERSONAL PROPERTY OF SUCH PARTY BY REASON OF FIRE, THE ELEMENTS OR ANY OTHER CAUSE THAT COULD BE INSURED AGAINST UNDER THE TERMS OF A STANDARD POLICY OF PROPERTY INSURANCE AND FOR ANY LOSSES COVERED BY WORKERS’ COMPENSATION LAWS AND BENEFITS, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF THE OTHER PARTY, ITS REPRESENTATIVES AND CONTRACTORS.
(d)    Each of the Parties shall, and shall cause its Affiliates, Representatives, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the Party’s applicable site rules, regulations, policies and procedures applied to all persons in the Facility, and (iii) any applicable requirements of any third-party lease governing any Facility. Each Recipient shall not make, and shall cause their respective Affiliates and Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other Party or its Affiliates, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed, and in all events in compliance with the prior sentence. The Parties shall provide heating, cooling, electricity and other utility services for the respective Facilities substantially consistent with levels provided during the 90-day period immediately prior to the Effective Date.
(e)    The rights granted pursuant to this Section 4.02 shall be in the nature of a license and shall not create a leasehold (or right to grant a sublicense or sub-leasehold to any unaffiliated third-party) or other estate or possessory rights in Baker Hughes or GE, or their respective Affiliates, Representatives, contractors, invitees or licensees, with respect to the Facilities.
(f)    The licenses granted under this Section 4.02 are subject and subordinate to all mortgages, ground or underlying leases or subleases which may now or hereafter affect the

Facilities. For the avoidance of doubt, if any license granted under this Section 4.02 would constitute a breach under the relevant lease or sublease, underlying lease or mortgage, the Provider of the applicable Facility shall not be required to provide such license to the Recipient and, pursuant to the foregoing, at any time after the Effective Date, at the request of the applicable lessor or sublessor, or as required by any mortgagee, the license with respect to the applicable Facility shall be immediately terminated and the Recipient shall promptly surrender such licensed space in accordance with this Agreement, in which case the Provider and Recipient shall negotiate in good faith a mutually satisfactory replacement arrangement.
(g)    To the extent included in the pricing methodology for such Facility or any applicable provision of the relevant lease, if any, the owner or lessee of each Facility shall be responsible for (i) payment of all property taxes and special assessments, (ii) payment of any taxes on rental income, and (iii) making any alterations or repairs required by any insurer or required to comply with laws, codes and ordinances, including, without limitation, building codes, fire codes and accessibility laws, except only to the extent that such alterations or repairs are triggered by unrelated work being performed by the Party to which the license to occupy is granted. The Parties shall cooperate in good faith to reach agreement in the event a third-party counterparty to any agreement in respect to a Facility requires that either Party pay money or grant an accommodation (financial or otherwise) to such third-party in order to obtain any consent, waiver, license (or other appropriate rights), sublicense or approval in respect of any Facility; provided, that in the event the Parties are unable to reach agreement in respect of such third party accommodation, the matter shall be resolved by the Steering Committee.
Section 4.03.    Access.
(a)    Subject to the terms and conditions set forth herein, the Baker Hughes Entities shall, and shall cause their Affiliates to, allow GE and its Representatives reasonable access to facilities of the Baker Hughes Entities necessary for GE to fulfill its obligations under this Agreement.
(b)    Subject to the terms and conditions set forth herein, GE shall, and shall cause its Affiliates to, allow the Baker Hughes Entities and their Representatives reasonable access to facilities of GE necessary for the Baker Hughes Entities to fulfill its obligations under this Agreement.
(c)    Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Affiliates to, afford the other Party, its Affiliates and its Representatives, following not less than 10 Business Days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of the internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Affiliates.

Section 4.04.    Intellectual Property.
(a)    Subject to the terms and conditions of this Agreement, and without limiting or expanding any rights that may be granted to the Recipient or any of its Affiliates under any other written agreement, each Provider, on behalf of itself and its Affiliates, hereby grants to each Recipient a worldwide, non-exclusive, non-sublicensable, non-transferable (except as set forth in Section 10.09), royalty-free and fully paid-up, limited license on an “as is”, warranty-free basis in, to and under all Intellectual Property to the extent owned or controlled by such Provider or any of its Affiliates solely for the purpose of, solely to the extent necessary for, and solely for the portion of the term of this Agreement necessary for, each Recipient to receive and use the Services solely as permitted under the Agreement.
(b)    Subject to the terms and conditions of this Agreement, and without limiting or expanding any rights that may be granted to the Provider or any of its Affiliates under any other written agreement, each Recipient, on behalf of itself and its Affiliates, hereby grants to each Provider and its Affiliates a worldwide, non-exclusive, non-sublicensable, non-transferable (except as set forth in Section 10.09), royalty-free and fully paid-up, limited license on an “as is”, warranty-free basis in, to and under all Intellectual Property to the extent owned or controlled by such Recipient or any of its Affiliates solely for the purpose of, solely to the extent necessary for, and solely for the portion of the term of this Agreement necessary for, each Provider and its Affiliates to provide the Services.
(c)    The licenses granted in this Section 4.04 shall expire upon the earlier of the expiration of the term of this Agreement or the end of the Service Period for the applicable Service subject to such license (or, if earlier, the date on which the Service subject to such license is terminated in accordance with this Agreement).
(d)    Each Party (on behalf of itself and its Affiliates) expressly reserves all right, title and interest in, to and under the Intellectual Property owned by such Party or any of its Affiliates. Except as expressly set forth in this Article IV or otherwise expressly agreed in writing by the Parties, no right, title or interest in, to or under any such Intellectual Property is granted, transferred or otherwise conveyed by such Party or any of its Affiliates to the other Party or any of its Affiliates, whether by implication, estoppel or otherwise.
ARTICLE V
COSTS AND DISBURSEMENTS
Section 5.01.    Costs and Disbursements.
(a)    Except as otherwise provided in this Agreement or in the Schedules hereto, GE shall pay to Baker Hughes or its designee as specified in writing by the Baker Hughes Services Manager, and Baker Hughes shall pay to GE or its designee as specified in writing by the GE Services Manager, a monthly fee for the Services (or category of Services, as applicable) as provided for in the relevant Schedule or as calculated using the cost basis methodology provided for in the relevant Schedule, as applicable, including any Decommissioning Charges payable (each fee constituting a “Service Charge” and, collectively, “Service Charges”). During the term of this

Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase except to the extent that there is an evidenced increase after the Effective Date in the costs actually incurred by the Provider in providing such Services as a result of (i) an increase in the amount of such Services being provided to Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by a Party’s third party service provider that is providing goods or services used by Provider in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) an increase in costs resulting from a reasonable change in the pricing methodology for a particular IT-Related Service; provided that such change in pricing methodology may result from any increase in the payroll or benefits for any of the Provider’s employees (regardless of the date such payroll adjustments are effective) and provided, further that any increase under this clause (iii) (x) may increase only the rate per unit of volume for the specific IT-Related Service and the increase to such rate may not exceed 3% (the “IRT Cap”) relative to the rate per unit of volume paid by Recipient in respect of such specific IT-Related Service in the immediately preceding Contract Year and (y) may be made only once per Contract Year and shall be effective beginning on the first date of the following Contract Year (and for the avoidance of doubt no increase under this clause (iii) may be made that is effective during the first Contract Year) or (iv) any increase in costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment), in each case of the foregoing clauses (i-ii) and (iv), solely to the extent such increase is the direct result of a request made by Recipient; provided, that, in each of the foregoing clauses (i)-(iv), prior to any change to any Service Charge, Provider shall provide Recipient with supporting documentation for such changes.
(b)    During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall be decreased to the extent that there is an evidenced decrease after the Effective Date in the costs actually incurred by the Provider in providing such Services as a result of (i) a decrease in the amount of such Services being provided to Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) a decrease in the rates or charges imposed by a Party’s third-party service provider that is providing goods or services used by Provider in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) a decrease in costs resulting from a reasonable change in the pricing methodology for a particular IT-Related Service); provided that any decrease under this clause (iii) (x) shall decrease only the rate per unit of volume for the specific IT-Related Service and the decrease to such rate shall not be required to exceed 3% relative to the rate per unit of volume paid by Recipient in respect of such specific IT-Related Service in the immediately preceding Contract Year and (y) may be made only once per Contract Year and shall be effective beginning on the first date of the following Contract Year (and for the avoidance of doubt, no decrease under this clause (iii) may be made that is effective during the first Contract Year) or (iv) any decrease in costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided (including, for the avoidance of doubt, as a result of hiring or engaging any subcontractor in accordance with Section 10.02; provided, that any decrease under this clause (iv) as a result of such hiring or engaging shall decrease only the rate per unit of volume for the specific Service and the decrease to such rate shall not be required to exceed 3% relative to the rate per unit of volume paid by Recipient in respect of such specific Service in the immediately preceding Contract Year; provided, that Provider shall promptly notify Recipient of any decrease in the amount of any Service Charge as set forth in the foregoing clauses (i) through (iv).
1 As an illustrative example: if the rate per unit of volume in Contract Year-1 was $1.00/unit and the volume in May of such year were to be 100 units and in June of such year were to be 150, the Service Charges for May and June of Contract Year-1 would be $100 and $150, respectively. In Contract Year-2, the only increase permitted by this clause (iii) would be an increase to the rate per unit of volume of no more than 3% (based on the actual increase in costs resulting from a reasonable change in the pricing methodology for the particular IT-Related Service) to no more than $1.03/unit. Therefore, if the volume in May of Contract Year-2 were to be 50 units and in June of Contract Year-2 were to be 200 units, the Service Charge for such particular IT-Related Service in May of Contract Year-2 could be no more than $51.50 (that is up to $1.03 /unit * 50 units) and in June of Contract Year-2 could be no more than $206 (that is up to $1.03/unit * 200 units). [THIS FOOTNOTE IS INTENTIONALLY INCLUDED IN EXECUTED AGREEMENT.]
2 As an illustrative example: if the rate per unit of volume in Contract Year-1 was $1.00/unit and the volume in May of such year were to be 100 units and in June of such year were to be 150, the Service Charges for May and June of Contract Year-1 would be $100 and $150, respectively. In Contract Year-2, the only decrease under this clause (iii) would be a decrease to the rate per unit of volume of no more than 3% (based on the actual decrease in costs resulting from a reasonable change in the pricing methodology for the particular IT-Related Service) to no more less than $0.97/unit. Therefore, if the volume in May of Contract Year-2 were to be 50 units and in June of Contract Year-2 were to be 200 units, the Service Charge for such particular IT-Related Service in May of Contract Year-2 could be no less than $48.50 (that is $0.97 /unit * 50 units) and in June of Contract Year-2 could be no less than $194 (that is $0.97/unit * 200 units). [THIS FOOTNOTE IS INTENTIONALLY INCLUDED IN EXECUTED AGREEMENT.]
(c)    Except for amounts due in respect of GE Services that prior to the Effective Date have been settled through GE’s intercompany billing system of the GE Entities (which shall continue to be settled through such intercompany billing system for so long as the intercompany billing system is made available under this Agreement), invoicing shall take place as follows: (i) for those Services for which a flat or one-time cost is identified in the applicable Schedule and can be determined prior to commencement of such Service, Provider shall invoice Recipient as of the commencement of such Services; (ii) for those Services for which a periodic Service Charge is identified in the applicable Schedule, Provider shall invoice Recipient monthly in arrears for any such Services provided; (iii) for those Services for which reimbursable actual charges are specified in the applicable description in the Service Schedule (“Actual Charges”), Provider shall invoice Recipient, in arrears, for the Actual Charges incurred by Provider as indicated in the Service Schedule; and (iv) to the extent there are any incremental services added to the Services for which no charging methodology has been identified, the Parties shall mutually agree to the applicable charges in advance in writing. Provider shall invoice the relevant Recipients monthly in arrears for any other Services provided by them. Except as provided in the immediately following sentence, all payments by Recipients required hereunder (including for any Termination Charges and Pass Through Charges) are due to the applicable Provider within 30 calendar days of receipt of invoices therefor. For payments related to Travel & Living, Fleet, Payroll, Freight and Purchasing Card Recipient shall pay the applicable Provider in accordance with the payment process and timing in effect for such payments for Baker Hughes immediately prior to the Effective Date. All payments for Services rendered shall be in U.S. dollars, except to the extent consistent with past practice with respect to Services rendered outside the United States or required to comply with laws, payments may be made in local currency. If Recipient fails to pay such amount by the required date, Recipient may be obligated to pay to Provider, in addition to the amount due, interest at an interest rate of 0.5% per month over the Prime Rate, compounded monthly, accruing from the date the payment was due through the date of actual payment. As soon as reasonably practicable after receipt of any reasonable written request by Recipient, Provider shall provide Recipient with data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.
(d)    In addition to Service Charges, Recipient shall reimburse Provider for all reasonable, documented out-of-pocket costs and expenses incurred to a third-party by Provider or its Affiliates in connection with travel related expenses or any other extraordinary expenses required in respect of the provision of the Services (“Pass Through Charges”) that have been pre-approved by Recipient in advance (in Recipient’s sole discretion). Pass Through Charges shall not include any out-of-pocket costs or expenses or other third party costs and expenses that are otherwise addressed by this Agreement.
(e)    Schedule G sets forth the agreed amortization schedule and related monthly amortization charges to be paid by Recipient to Provider in respect of certain IT applications and access provided to Recipient during the term of the A&R ISA and, for each such amortization schedule and related monthly amortization charges and the applicable Service to which such amortization relates (which amortization charges are currently being paid by Baker Hughes under the ISA as part of the ongoing Service Charge in respect of services in the ISA). Recipient agrees to pay such monthly amortization charges (which, for the avoidance of doubt, shall be pro-rated for any partial month) as Services Charges (for all purposes hereof) from the Effective Date until the earlier of, (x) the expiration of the applicable Service’s scheduled duration as set forth on the applicable Service Schedule, (each such scheduled duration, the “Scheduled Service Duration”) or (y) the end of the applicable amortization schedule (the earlier of the foregoing clause (x) or clause (y), the “Amortization Termination Date”). If Recipient terminates an applicable Service prior to an applicable Scheduled Service Duration (and such termination is also, for the avoidance of doubt, prior to the applicable Amortization Termination Date), notwithstanding such termination, Recipient agrees that it shall continue pay any related monthly amortization charges until the applicable Amortization Termination Date (which payment obligation can be satisfied, at Recipient’s sole discretion, either through monthly payments or by a single aggregate payment on the date of such termination). Recipient’s obligations under this Section 5.01(e) shall survive any termination of this Agreement.
Section 5.02.    No Right to Set-Off. Recipient shall pay the full amount of Service Charges, Pass Through Charges and Termination Charges and shall not set off, counterclaim or otherwise withhold any amount owed (or to become due and owing) to the Provider under this Agreement on account of any obligation owed (or to become due and owing) by the Provider or any of its Affiliates to the Recipient or any of its Affiliates that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing. For the avoidance of doubt, any amounts processed through the GE’s intercompany billing system as a net settlement shall not be deemed a set-off.
Section 5.03.    Other Costs and Disbursements.
(a)    The Parties contemplate that, from time to time after the Effective Date, GE Entities or Baker Hughes Entities, as applicable (any such party, the “Paying Party”), as a convenience to another GE Entity or Baker Hughes Entity, as applicable (the “Responsible Party”), in connection with the provision of the Services or transactions contemplated by this Agreement, may make certain payments that are properly the responsibility of the Responsible Party (whether pursuant to this Agreement or any other agreement contemplated thereby) (any such payment made, a “Disbursement,” and the underlying invoice or similar documentation evidencing such obligation, a “Disbursement Invoice”). Similarly, from time to time after the Effective Date, the GE Entities or Baker Hughes Entities, as applicable (any such party, the “Collecting Party”), may receive from third-parties certain payments to which another Baker Hughes Entity or GE Entity, as applicable, is entitled (any such Party, the “Receiving Party”, and any such payment received, a “Receipt”). Accordingly, with respect to Disbursements and Receipts, the Parties agree as follows:
(i)    Disbursements. The Responsible Party shall pay to the Paying Party an amount equal to the amount of such Disbursement, plus any reasonable, documented out-of-pocket costs incurred by the Paying Party related to the processing and payment of such Disbursement (including any bank charges), all of which shall be invoiced or, if applicable, settled through the intercompany billing system of the GE Entities, in each case in accordance with Section 5.01(c). A Paying Party shall provide such Disbursement Invoices for which it is seeking reimbursement as the Responsible Party may reasonably request.
(ii)    Receipts. A Collecting Party shall remit Receipts monthly in arrears to the Receiving Party in an amount equal to the aggregate amount of such Receipts minus any reasonable, documented out-of-pocket costs incurred by the Collecting Party related to the collection and processing of such Receipts (including any bank charges), all of which shall be paid in accordance with Section 5.01(c) hereof (or deducted from any amount to be reimbursed to the Collecting Party at such time under this Agreement, if applicable).
(b)    Certain Exceptions. Notwithstanding anything to the contrary set forth above in Section 5.02, if, with respect to any particular transaction(s), it is impracticable under the circumstances to comply with the procedures set forth in this Section 5.03 (including the time periods specified herein), the Parties shall cooperate to find a mutually agreeable alternative that shall achieve substantially similar economic results from the point of view of the Paying Party or the Receiving Party, as applicable.
Section 5.04.    Tax Matters.
(a)    Sales Tax or Other Transfer Taxes. Recipient shall bear any and all sales, use, excise, value added, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges, Pass Through Charges and Termination Charges payable by Recipient pursuant to this Agreement.
(b)    Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Recipient in relation to any Service is required in respect of any taxes pursuant to any applicable Law, Recipient shall: (i) make any such required withholding or deduction and timely pay the withheld or deducted amount applicable to the relevant Governmental Authority (including any Taxing Authority); (ii) promptly forward to Provider a withholding tax certificate evidencing that payment; and (iii) increase the amount payable to

Provider such that Provider receives an amount equal to the Service Charges, Pass Through Charges or Termination Charges, as applicable, in respect of that Service, which would have been received had no withholding or deduction been required under applicable Law.  Provider shall use commercially reasonable efforts to obtain a refund or credit of any such withholding or deduction and, if Provider subsequently reasonably determines that it has received a refund or credit of any amount subject to withholding or deduction under this Section 5.04(b), then Provider shall promptly remit to Recipient such amount of the refund or credit, net of all reasonable and necessary expenses incurred in obtaining such refund or credit.
(c)    Cooperation. Recipient and Provider shall take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 5.04.
ARTICLE VI
STANDARD FOR SERVICE
Section 6.01.    Standard for Service. Except as otherwise provided in this Agreement and provided that Provider is not restricted by applicable Law, Provider agrees to provide, or cause to be provided, each Service such that the nature, quality, standard of care, diligence and the service level at which such Services is performed is not less than the nature, quality, standard of care, diligence and service level at which substantially the same service was provided by or on behalf of Provider during the six-month period immediately prior to the Effective Date (or, if not so previously provided, then substantially the same nature, quality, standard of care and service levels as that applicable to similar services provided to Recipient by or on behalf of Provider during the six-month period immediately prior to the Effective Date). For the avoidance of doubt, but subject to Section 10.02, the foregoing sentence shall not limit Provider’s ability to realize productivity and technological efficiencies so long as the nature, quality, standard of care, diligence and service level at which the Services are performed is maintained. Subject to Schedule E, in the event there is any restriction on Provider by Law that would restrict the nature, quality, standard of care, diligence or service level applicable to delivery of the Services to be provided, Provider shall use its reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 6.01.
Section 6.02.    Priorities. A Provider shall not discriminate as between a Recipient, on the one hand, and any other division or business of Provider, on the other hand, in the scheduling of the provision of any Service; provided, that (a) nothing in this Agreement shall entitle a Recipient to any priority over Provider’s own divisions and businesses in such scheduling and (b) in the provision of any Services pursuant to this Agreement provided by a division or business unit itself, such division or business or product unit of Provider may give priority to its own product lines or businesses over Recipient in the scheduling of the provision of such Service.
Section 6.03.    Level of Use. Except as otherwise expressly provided in this Agreement, (a) Recipient’s use of any Service shall not materially exceed the level of use at any time during the six-month period immediately prior to the Effective Date and (b) subject to Section 10.09, the Recipient may not resell or otherwise provide any Service provided hereunder to any third-party. For the avoidance of doubt, none of the Services shall be provided, directly or indirectly, to the Aero JV nor shall any Service Charge pursuant to this Agreement include any cost and expenses in respect of services to the Aero JV.
Section 6.04.    Third Parties.
(a)    Without limiting Section 3.01, in the event any third-party consent, waiver, license (or other appropriate right), sublicense or approval is required for a Provider or its designees to provide any Services and such consent, waiver, license (or other appropriate right), sublicense or approval is not obtained, the Parties shall cooperate in good faith to identify and facilitate a commercially reasonable alternative to such Services. If the Parties are able to identify and facilitate a commercially reasonable alternative to such Services, then the Parties shall cooperate to implement such alternative; provided, that reasonable and documented out of pocket costs and expenses of, and other financial accommodations to, unaffiliated third parties shall be the responsibility of the Recipient. If the Parties are unable to identify or facilitate such an alternative, the affected Services shall be terminated (without, for the avoidance of doubt, any obligation to pay any Termination Charges, Decommissioning Charges or amortization charges) and Provider and its Affiliates shall not be obligated to provide any such Services or to obtain replacement services therefor. Except as set forth in Section 3.01, neither a Provider nor its Affiliates shall be required to obtain any consent, waiver, license (or other right), sublicense or approval of any third-party in order to provide any Services. No Provider shall be obligated to provide any Services which, if provided, would violate any third-party contract or agreement in effect as of the date hereof.
(b)    From the Effective Date, Recipient shall not enter into or generate any Direct Purchase Orders without the written consent of Provider (which consent, (x) during the first 12 months following the Effective Date, shall not be unreasonably withheld, conditioned or delayed and (y) following the 1 year anniversary of the Effective Date, shall be granted or withheld as determined by the Steering Committee). The failure by Recipient to enter into any Direct Purchase Order shall not relieve Provider of any of its obligations hereunder to make any Service on Schedule A or Schedule C, as applicable, available. Provider shall maintain, in accordance with its terms, each master service agreement pursuant to which Recipient has generated or entered into a Direct Purchase Order in respect of any applicable Service pursuant to this Agreement so long as Provider is notified by Recipient of the entry or generation by Recipient of such consented Direct Purchase Order. For the avoidance of doubt, with respect to any Direct Purchase Order entered into or generated by Recipient, Recipient shall be solely responsible and liable for all obligations in respect of such Direct Purchase Order, including the determination of the associated notification period required prior to termination of such Direct Purchase Order and the settlement of any termination charges thereunder (in which case such settled termination charge shall be the sole termination charge (including Termination Charge) payable in respect of the Service to which such Direct Purchase Order relates).
Section 6.05.    Maintenance. Provider and its Affiliates shall have the right to shut down temporarily the operation of any facilities (including the Facilities) or Systems providing any Service whenever in Provider’s judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes; provided, however, that Provider shall use its commercially reasonable efforts to schedule maintenance after consulting with Recipient so as to not unreasonably disrupt or interfere with the business or operations of the Recipient. Provider shall act in good faith and use commercially reasonable efforts, consistent with Provider’s past practices, to give Recipient advance notice of any such shutdown. With respect to the Services dependent on the operation of such facilities or Systems, Provider shall be relieved of its obligations hereunder to provide such Services during the period that such facilities or Systems are so shut down in compliance with this Agreement, but shall use commercially reasonable efforts to minimize each period of shutdown. Recipient shall not be charged for a Service to the extent it is not provided during a shutdown.
Section 6.06.    Modifications. Provider may from time to time modify, reduce or change any Service provided to Recipient (including, with respect to the cost, scope, timing and quality of such Service) (a) to the extent the same modification, reduction or change is made with respect to the entirety of Provider’s provision of such Service to any of its Affiliates and any other Person to whom Provider provides such Service; or (b) if provision of such Service is prohibited or restricted by applicable Law; provided, however, that, in such event, (x) Provider shall use its commercially reasonable efforts to limit the disruption to the business or operations of Recipient caused by any such modification, reduction or change and (y) Provider must provide notice of the modification, reduction or change to Recipient as soon as reasonably practicable and (y) Recipient may terminate such Service immediately upon notice to Provider. Provider’s responsibilities set forth herein shall be amended as reasonably necessary to conform to any such modifications, reductions or changes made pursuant to this Section 6.06 and Recipient shall use commercially reasonable efforts to comply with any such amendments. It is understood that modifications, reductions and changes may arise from Provider’s third party service provider. Subject to the terms of this Agreement, in providing its Services hereunder, Provider may use any Systems, processes and procedures it deems necessary or desirable in its reasonable discretion.
Section 6.07.    Disclaimer of Warranties. Except as expressly set forth in Section 6.01 and subject to the limitations in Article VIII, the Parties acknowledge and agree that the Services are provided on an as-is, where-is basis, that Recipients assume all risks and liability arising from or relating to its use of and reliance upon the Services and Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE AND RECIPIENTS HEREBY ACKNOWLEDGE SUCH DISCLAIMER.
Section 6.08.    Compliance with Laws and Regulations. Each Party shall be responsible for its and its Affiliates’, as the case may be, own compliance with any and all Laws applicable to its and their performance under this Agreement. No Party or its Affiliates, as the case may be, shall take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party or its Affiliates as a result of a violation of Law. No Provider shall be obligated to provide any Service which, if provided, would violate any applicable Law.

Section 6.09.    No Professional Services. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule, neither any Provider or any of its Affiliates, nor any of its or their respective Representatives, shall be obligated to provide, or shall be deemed to be providing, any legal, tax advice or IT consulting services to any Recipient or any of its Affiliates, or any of their respective Representatives, pursuant to this Agreement or any Schedule, whether as part of or in connection with the Services provided hereunder or otherwise. If in connection with any Service, Provider grants Recipient access to, or the right to use, any of Provider’s training or corporate policies and manuals (excluding manuals for products or technology) set forth on Schedule A (collectively, the “Training Materials”) such Training Materials shall be used solely by Recipient and its Affiliates and Recipient acknowledges and agrees that Provider makes no representation or warranty, express or implied, as to the accuracy or completeness of such Training Materials and Provider shall have no obligation to update such Training Materials or any liability for Recipient’s use of such Training Materials.
Section 6.10.    No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule, neither any Provider or any of its Affiliates, nor any of its or their respective Representatives, shall be obligated, pursuant to this Agreement or any Schedule, as part of or in connection with the Services provided hereunder, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report to any Governmental Authority (including any Taxing Authority) or other Person on behalf of Recipient or any of its Affiliates, or any of their respective Representatives. For the avoidance of doubt, nothing in this Section 6.10 shall limit the retention obligations and access and transfer rights set forth in Section 2.07.
ARTICLE VII
DISPUTE RESOLUTION
Section 7.01.    Dispute Resolution.
(a)    In the event of any dispute, controversy, claim or Action arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including indemnification claims and claims seeking redress or asserting rights under any Law, whether in contract, tort, common law, statutory law, equity or otherwise, including any question regarding the negotiation, execution or performance of this Agreement (each, a “TSA Dispute”), GE and the Baker Hughes agree that the GE Services Manager and the Baker Hughes Services Manager (or such other people as GE and the Baker Hughes may designate) shall negotiate in good faith in an attempt to resolve such TSA Dispute promptly and amicably. If such TSA Dispute has not been resolved to the mutual satisfaction of GE and Baker Hughes within 30 days after the initial notice of the TSA Dispute (or such longer period as the Parties may agree in writing), then, such dispute shall be escalated to the Steering Committee for an additional 10 days (or such longer period as the Parties may agree in writing) to negotiate in good faith in an attempt to resolve such TSA Dispute amicably. If the Steering Committee is not able to resolve such TSA Dispute to the mutual satisfaction of Seller and Buyer, then, Baker Hughes’s Vice President – FP&A on behalf of the Baker Hughes and GE’s Head of Business Development on behalf of GE shall negotiate in good faith in an attempt to resolve such TSA Dispute amicably for an additional five days (or such longer period as the Parties may agree in writing). If, at the end of such time, such Persons are unable to resolve such TSA Dispute amicably, then such TSA Dispute shall be resolved in accordance with the dispute resolution process set forth in Section 7.01(b).
(b)    If the Parties are unable to resolve a TSA Dispute in accordance with Section 7.01(a), then either Party to the dispute may within 15 days thereafter submit such dispute for non-binding mediation administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and Mediation Procedures then in effect. The mediation shall be conducted by a single mediator selected by the mutual written agreement of the Parties to the dispute. The Parties to the dispute shall cooperate in good faith with the AAA and with one another in selecting the mediator, and in scheduling the mediation. Such Parties agree that they shall participate in the mediation in good faith, and that they shall share equally in the costs of utilizing the AAA and the mediator. The place of mediation shall be New York, New York. If the dispute has not been resolved pursuant to such mediation procedure within 30 days of the initiation of such procedure, except where such time has been extended by the mutual written agreement of the Parties to the dispute, then the controversy shall be submitted to the AAA for binding arbitration in accordance with its Commercial Arbitration Rules and Mediation Procedures then in effect. The arbitration shall be conducted by a single arbitrator selected by the mutual written agreement of the Parties to the dispute. The Parties to the dispute shall cooperate in good faith with the AAA and with one another in selecting the arbitrator, and in scheduling the arbitration. Should the Parties be unable to come to agreement as to the arbitrator, the Parties shall request AAA to appoint an arbitrator. Such Parties further agree that they shall participate in the arbitration in good faith, and that they shall share equally in the costs of utilizing the AAA and the arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. Unless otherwise agreed by such Parties, the mediator shall be disqualified from serving as the arbitrator in the dispute.
(c)    In any TSA Dispute regarding the amount of a Service Charge, Termination Charge or Pass Through Charge, if after such TSA Dispute is finally adjudicated pursuant to the dispute resolution set forth in Section 7.01(a) and (b), it is determined that the Service Charge, Termination Charge or Pass Through Charge that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the applicable charge should have been, then (i) if it is determined that Recipient has overpaid the Service Charge, Termination Charge or Pass Through Charge, Provider shall, within five Business Days after such determination, reimburse Recipient an amount of cash equal to such overpayment, plus 0.5% per month over the Prime Rate, compounded monthly, accruing from the date of payment by Recipient to the time of reimbursement by Provider and (ii) if it is determined that Recipient has underpaid the Service Charge, Termination Charge or Pass Through Charge, Recipient shall within five Business Days after such determination reimburse Provider an amount of cash equal to such underpayment, plus 0.5% per month over the Prime Rate, compounded monthly, accruing from the date such payment originally should have been made by Recipient to the time of reimbursement by Recipient.

ARTICLE VIII
LIMITED LIABILITY AND INDEMNIFICATION
Section 8.01.    Indemnification by Provider. Provider shall indemnify and defend Recipient, its Affiliates, and its and their respective Representatives, successors and assigns (each, a “Recipient Indemnified Party”) from and against any and all Losses incurred or suffered by any Recipient Indemnified Party arising out of, in connection with or relating to the willful misfeasance, bad faith or gross negligence of Provider, its Affiliates or any of its or their respective Representatives in the performance or provision of any Service.
Section 8.02.    Indemnification by Recipient. Recipient shall indemnify and defend Provider, its Affiliates, and its and their respective Representatives, successors and assigns (each, a “Provider Indemnified Party”) from and against any and all Losses incurred or suffered by any Provider Indemnified Party arising out of, in connection with or relating to the willful misfeasance, bad faith or gross negligence of Recipient, its Affiliates or any of its or their respective Representatives resulting from the receipt or use of any Service.
Section 8.03.    Indemnification Procedure. In the case of any claim action, arbitration, hearing, legal complaint, investigation, litigation or suit (whether civil, criminal, administrative) commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator (a “Proceeding”) with respect to which Provider or Recipient, as the case may be (the “Indemnifying Party”), is obligated under Article VIII to indemnify any Recipient Indemnified Party or Provider Indemnified Party (as the case may be, the “Indemnified Party”), the Indemnified Party will give prompt written notice thereof to the Indemnifying Party. In the event of any Proceeding asserted by any third party (a “Third Party Claim”), the Indemnifying Party may assume the defense of such Third Party Claim by employment of counsel reasonably satisfactory to the Indemnified Party no later than 30-days after the date of the notice. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the Indemnified Party’s prior written consent. The Indemnified Party’s delay or failure to notify timely the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent the delay has an adverse impact on the Indemnifying Party’s ability to defend against the Losses. If the Indemnifying Party does assume the defense, the Indemnified Party may, if it so desires, employ counsel at its own expense. In addition, where the named parties to a Proceeding include both the Indemnifying Party and an Indemnified Party, the Indemnified Party shall be entitled to retain its own counsel, at the Indemnifying Party’s expense, where the Indemnified Party has been advised by counsel that there are conflicts of interest between the Indemnifying Party and the Indemnified Party which make representation by the same counsel not appropriate. A claim for indemnification for any matter not involving a third party may be asserted by notice to the Indemnifying Party; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VIII.

Section 8.04.    Exclusion of Consequential Damages. Notwithstanding any other provision contained in this Agreement, no Party, nor its Affiliates, nor its or their respective Representatives, successors or assigns, shall be liable to the other Party or their Affiliates and their Representatives, successors or assigns, for any incidental, punitive, special, indirect, multiple or consequential damages connected with or resulting from performance or non-performance of this Agreement; provided, that any such damages paid with respect to a third-party claim shall be considered direct damages.
Section 8.05.    Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for the Services for any breach of any agreement or obligation set forth herein or otherwise relating to the Services shall be pursuant to the indemnification provisions set forth in this Article VIII.
Section 8.06.    Other Agreements. The Parties acknowledge and agree that they have entered into a separate indemnification agreement regarding certain treasury Services.
ARTICLE IX
TERM AND TERMINATION; EXTENSION OF SERVICE PERIOD
Section 9.01.    Term and Termination.
(a)    This Agreement shall commence immediately upon the Effective Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms hereof; or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.
(b)    Without prejudice to Recipient’s rights with respect to a Force Majeure Event, a Recipient may terminate this Agreement with respect to any Service, in whole (by Service line item) but not in part: (A) for any reason or no reason upon providing at least 90 days’ prior written notice (or such longer notice period as set forth on Schedule A with respect to each Service) to Provider of such termination, in each case, subject to the obligation to pay Termination Charges, as provided for under Section 9.02; or (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist 30 days after receipt by Provider of written notice of such failure from Recipient.
(c)    A Provider may terminate this Agreement with respect to one or more Services, in whole (by Service line item) but not in part, at any time if Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, and such failure shall continue to exist for a period of 30 days after receipt by Recipient of a written notice of such failure from Provider.
(d)    Both Parties may terminate this Agreement (i) immediately upon mutual written agreement or (ii) immediately upon written notice to the other Party in the event that such other Party: (1) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief Laws or similar Laws in any other jurisdiction; (2) makes a general assignment for the benefit of its creditors; or (3) ceases operations or is liquidated or dissolved.

(e)    The relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service is a day other than the last day of a period, any periodic Service Charge (excluding Services Charges set forth on Schedule H) associated with such Service shall be pro-rated appropriately.
(f)    A Recipient may from time to time request in writing a reduction in part of the scope or amount of any Service (it being understood that such reduction may result in Termination Charges being payable by Recipient under this Agreement). Provider agrees to discuss in good faith the potential reduction in scope and any applicable reduction in Service Charges. The relevant Schedule shall be updated to reflect any agreed upon reduction in the Service. For the avoidance of doubt, Provider is not obligated to reduce the scope of any Services or relevant Service Charges. With respect to Core Tech Services, a Recipient may from time to time request in writing through the Steering Committee a reduction in part of the scope of Core Tech Services (it being understood that such reduction may result in Termination Charges being payable by Recipient under this Agreement). The Steering Committee shall consider such request in good faith and, should the Steering Committee approve the reduction, the relevant Schedule shall be updated to reflect any approved reduction in the Service and applicable Service Charges.
Section 9.02.    Effect of Termination of Services.
(a)    Upon termination or reduction, of any Service pursuant to Section 9.01(b)(A), Recipient shall pay to the Provider all applicable Termination Charges, which shall be invoiced and paid as provided in Article V.
(b)    Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the relevant Recipient shall have no obligation to pay any future Service Charges or Pass Through Charges relating to any such Service; provided that such Recipient shall remain obligated to the relevant Provider for the (i) Service Charges, Pass Through Charges, any other fees, costs and expenses owed and payable (or, in respect of Pass Through Charges, incurred) in respect of Services provided prior to the effective date of termination (including Service Charges that are billed in arrears), (ii) in the case of termination pursuant to Section 9.01(b)(A), Termination Charges as invoiced by the relevant Provider to the relevant Recipient. Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to the Recipient), and, upon request of Recipient, Provider shall provide Recipient with documentation and/or information regarding the calculation of the amount of the reduction and (iii) payments pursuant to Section 5.01(e). In connection with a termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. In connection with a termination or reduction (or contemplated termination or reduction), of any Service for which a Termination Charge applies, within 15 days of Recipient’s written request, Provider shall provide Recipient with its good faith estimate of the Termination Charges applicable to any early termination or reduction, of such Service. In connection with a termination of this Agreement, Article I, Section

4.02 (with respect to the indemnification obligations set forth therein), Section 6.07, Article VIII (including liability in respect of any indemnifiable Losses under this Agreement arising or occurring on or prior to the date of termination), this Article IX, Article X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges, Pass Through Charges and Termination Charges shall continue to survive indefinitely.
Section 9.03.    Force Majeure. Neither Party (nor any Person acting on its behalf) shall be liable to the other Party for any Loss as a result of any delay or failure in the performance of any obligation hereunder which is due to fire, flood, war, acts of God, strikes, riots, plague, Governmental Authority, or other causes beyond its reasonable control (a “Force Majeure Event”); provided, however, that the Party so affected shall notify the other Party in writing promptly upon the onset of any Force Majeure Event, shall use commercially reasonable efforts to mitigate the effect of any Force Majeure Event, and notify the other Party in writing promptly upon the termination of any Force Majeure Event. In the event that a Provider is unable to provide any Service due to a Force Majeure Event, Recipient shall be relieved of its obligation to pay for any such Service to the extent not provided; provided, further, that a Force Majeure Event shall not relieve Recipient from its payment obligations under this Agreement with respect to the Services actually performed hereunder. Upon the cessation of a Force Majeure Event, the Party shall resume performance of its obligation hereunder as soon as reasonably practicable.
Section 9.04.    Extension of Service Period.
(a)    Upon 90 days’ advance written notice of the expiration of the Service Period for any Service, Recipient may request a service extension. For avoidance of doubt, except as set forth on Schedule A or Schedule C, Provider is not obligated to extend any Service. If for any reason, other than a Force Majeure Event, the Service Period for any Service is extended, then all Service Charges payable by Recipient and any incremental charges incurred by Provider in providing the relevant Service during the period of the approved extension shall each be subject to, without duplication, (a) in the case of a Service extended from one to three months after the initial term, an additional 15-percent premium, (b) in the case of a Service extended from four to six months after the initial term, an additional 20-percent premium, and (c) in the case of a Service extended by more than seven months after the initial term, an additional 25-percent premium. In no event shall the aggregate term (meaning the initial term and extension period, including any extension periods previously permitted under this Agreement) exceed the maximum period permitted under any third-party agreement(s) that provides or supports the relevant Service.
(b)    The Parties acknowledge and agree that the “Treasury TSA” Services set forth on Schedule A may be extended by Recipient as set forth on Schedule A, and that Recipient shall not be obligated for any premium as a condition to extend such Service.
ARTICLE X
GENERAL PROVISIONS
Section 10.01.    Independent Contractors. Nothing contained herein is intended or shall be deemed to make any Party or its respective Affiliates the agent, employee, partner or joint venture of any other Party or its Affiliates or be deemed to provide such Party or its Affiliates with the power or authority to act on behalf of the other Party or its Affiliates or to bind the other Party or its Affiliates to any contract, agreement or arrangement with any other individual or entity. A Provider of any Service hereunder shall act as an independent contractor and not as the agent of Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.
Section 10.02.    Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (a) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to Provider, (b) such subcontractor is first hired or engaged on or after the Effective Date and is not hired or engaged to perform services solely under this Agreement (and not in respect of Provider’s other ordinary course or transition services businesses), (c) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for Services as set forth in Article VI hereof and the content of the Services provided to Recipient; and, provided, further, that, the performance of any obligations in respect of any Service by one or more subcontractors does not, individually or in the aggregate, result in any increase to the payments by Recipients hereunder in respect of any applicable Service (other than an increase in only the rate per unit of volume for the specific Service not to exceed (individually or in the aggregate) 3% relative to the rate per unit of volume paid by Recipient in respect of such specific Service in the immediately preceding Contract Year and only to the extent the same increase in the rate per unit of volume applies to each of Provider’s other ordinary course and transition services businesses). For the avoidance of doubt, any subcontractor that is hired or engaged by a Provider to perform services solely under this Agreement will require the consent of the Recipient. Any change in the service provider subcontracted prior to the Effective Date shall not require the consent of the Recipient.
Section 10.03.    Treatment of Confidential Information.
(a)    The Parties shall not, and shall cause all other Persons providing or receiving Services or having access to Facilities hereunder not to, disclose to any other Person (except as expressly permitted herein), or access or use (except as necessary to discharge such Party’s obligations under this Agreement, and only for such purposes), any confidential information of the other Party (including technical data; business, financial and marketing plans; technology and product roadmaps; present and future product integration plans; information on strategic partnerships and alliances; information on customer, vendor or supplier relationships; contracts and information on actual or pending contractual relationships; trade secrets; any written or recorded correspondence containing confidential information; and other technical and business information) (“Confidential Information”); provided, however, that Confidential Information shall not include information (i) previously known by such Person from an unaffiliated third party on a nonconfidential basis prior to its disclosure; (ii) subsequently made public other than as a result of a disclosure in breach of this Agreement; or (iii) independently developed by such Person (without reference to the Confidential Information and without using any information gained by such Person through GE and Baker Hughes’s affiliation prior to the Trigger Date); and provided, further, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (A) to its Representatives and Affiliates on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (B) subject to the next sentence, in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the disclosing Party (excluding in all cases in respect of reporting requirements under the Securities Act and Exchange Act and with respect to any Party’s customary audit requirements); or (C) subject to the next sentence, in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its reasonable efforts in good faith (at such other Party’s expense) to obtain assurance that confidential treatment shall be accorded such Confidential Information. For the avoidance of doubt, the restrictions set forth in this Section 10.03(a) with respect to the Confidential Information of the other Party shall not limit any confidentiality arrangement between the Parties granted by such other Party to the receiving Party pursuant to any separate written agreement between the Parties.
3 As an illustrative example: if the rate per unit of volume in Contract Year-1 was $1.00/unit and the volume in May of such year were to be 100 units and in June of such year were to be 150, the Service Charges for May and June of Contract Year-1 would be $100 and $150, respectively. In Contract Year-2, the only increase permitted as a result of a Service being performed by one or more subcontractors would be an increase to the rate per unit of volume of no more than 3% (based on the actual increase in costs resulting from the hiring or engagement of such subcontractor(s)) to no more than $1.03/unit. Therefore, if the volume in May of Contract Year-2 were to be 50 units and in June of Contract Year-2 were to be 200 units, the Service Charge for such particular Service in May of Contract Year-2 could be no more than $51.50 (that is up to $1.03 /unit * 50 units) and in June of Contract Year-2 could be no more than $206 (that is up to $1.03/unit * 200 units). [THIS FOOTNOTE IS INTENTIONALLY INCLUDED IN EXECUTED AGREEMENT.]
(b)    Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own confidential information of a like nature, and in no event less than commercially reasonable care.
(c)    Each Party shall cause its Representatives to comply with the same restrictions on access, use and disclosure of Confidential Information as bind such Party in advance of the disclosure of any such Confidential Information to such Representatives. Each Party shall be responsible for any failure by its Representatives to comply with the restrictions on access, use and disclosure of Confidential Information contained herein.

(d)    Each Party shall comply with the terms and conditions of Schedule I hereto and all applicable Laws (including state, federal and foreign privacy and data protection laws) that are or that may in the future be applicable to the provision of Services hereunder.
(e)    Notwithstanding anything herein to the contrary, to the extent that Provider maintains or administers any IT networks or infrastructure (including, without limitation, email services or databases) on behalf of Recipient under this Agreement, the content of any data transmitted or stored on such IT networks or infrastructure (including, without limitation, the emails retained by such email services and the content of such databases) shall be deemed Confidential Information of Recipient for the purposes of this Agreement (subject to the provisos set forth in Section 10.03(a)). Notwithstanding the foregoing, nothing herein shall obligate Provider to maintain the confidentiality of any IT networks or infrastructure maintained and administered by a third-party; provided, that Provider shall reasonably enforce any rights it may have (at the expense of Recipient) under agreements with any applicable third-party for disclosure of Confidential Information of Recipient on such third-party’s IT network or infrastructure in violation hereof; provided that the foregoing shall not require Provider to commence or participate in any action, suit, arbitration or proceeding by or before any Governmental Authority, including any such action to seek equitable relief; provided that notwithstanding the foregoing proviso, Provider shall reasonably cooperate and assist Recipient in any action, suit, arbitration or proceeding by or before any Governmental Authority brought by Recipient against any such applicable third-party related to the matters contemplated by this Section 10.3(e), including any such action to seek equitable relief; provided, that cooperation and assistance shall not require Provider or any of its Affiliates to incur any non de minimis (individually or in the aggregate) fees, costs, expenses or liabilities.
Section 10.04.    Audit. If, following a good faith effort by a Party to obtain information from the other Party pursuant to (a) Section 5.01, (b) consultation with the GE Services Manager and the Baker Hughes Services Manager, as applicable, and (c) the Steering Committee, such Party in its good faith estimation continues to require further information, then, not more than twice each calendar year during the term of this Agreement, in each case, upon 30 days’ advance written notice, such Party may audit (or cause an independent third-party auditor to audit), during regular business hours and in a manner that complies with the building and security requirements of the Party being audited, the books, records and facilities of the other Party pertaining solely to the provision of Services to the extent necessary to determine such Party’s compliance with this Agreement. Any audit conducted under this Section 10.04 shall not interfere unreasonably with the operations of such Party. The Party requesting the audit shall pay the costs of conducting such audit. All information learned or obtained from such audit shall be deemed Confidential Information for purposes of this Agreement, and may only be disclosed pursuant to Section 10.03. Any disagreement on audit results is deemed a TSA Dispute.
Section 10.05.    Further Assurances. From time to time following the Effective Date, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party; provided, however, that nothing in this Section 10.05 shall require either Party or its Affiliates to pay money to, commence or participate in any action or proceeding with respect to, or offer or grant any accommodation (financial or otherwise) to, any third-party following the date hereof.
Section 10.06.    Rules of Construction.
(a)    Interpretation of this Agreement shall be governed by the following rules of construction: (i) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of New York as required to be applied thereunder by a court sitting in the State of New York; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules, regulations or interpretations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section; (ii) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (iii) references to the terms “Article,” “Section,” “paragraph” and “Schedule” are references to the Articles, Sections, paragraphs and Schedules of this Agreement; (iv) (A) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (B) references to “$” means U.S. dollars; (C) the word “include,” “includes,” “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (D) the word “any” means “any and all” and (E) the term “or” shall not be exclusive and shall mean “and/or”; (v) provisions shall apply, when appropriate, to successive events and transactions; (vi) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (vii) GE and Baker Hughes have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (viii) a reference to any Person includes such Person’s successors and permitted assigns; (ix) any reference to “days” means calendar days unless Business Days are expressly specified; (x) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement in Business Days, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day and (xi) references to a “third party” means an “unaffiliated third party”.
(b)    Except as expressly provided herein, in the event of any conflict between the terms of the body of this Agreement and the Schedules, the terms of the body of this Agreement shall apply; provided, that with respect to any conflict between the terms of the body of this Agreement and the Schedules with respect to Schedule K or Service line item NS-TSA7016, the applicable Schedule for such Service shall govern. Without limiting the generality of the foregoing, in the event that, during the term of any Service, there is a question, dispute or ambiguity as to the scope of any Service or the cost basis methodology in respect thereof, in each case as set forth on the applicable Schedule, such matter shall be referred to the Steering Committee, and the Parties shall cause their respective representatives to the Steering Committee the to resolve such question, dispute or ambiguity in a manner consistent with the body of this Agreement and, to the extent consistent therewith, the intent of the Parties in the preparation of the applicable Schedule.
(c)    For the avoidance of doubt, nothing in this Agreement shall affect any of the parties’ rights under the A&R ISA to GE Provided Controls Tools Access during the Controls Tools Access Period (as such terms are defined in the A&R ISA).
Section 10.07.    Notices. Except with respect to routine communications by the GE Services Manager and the Baker Hughes Services Manager under Section 2.05, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 10.07.
(a)    If to GE:
General Electric Company
33-41 Farnsworth Street
Boston, Massachusetts 02210

Attention:     Christoph Pereira
Telephone:    (617) 443-2952
Attention:     Mark Landis
Telephone:     (617) 443-2902
Attention:     Brian Sandstrom
Telephone:    (617) 443-2920
Email:        christoph.pereira@ge.com
        mark.landis@ge.com
        brian.sandstrom@ge.com
(b)    If to Baker Hughes:
Baker Hughes, a GE company, LLC
17201 Aldine Westfield Road Houston, Texas 77073
Attention: William D. Marsh
Telephone: (713) 879-1257
Email: will.marsh@bhge.com

Section 10.08.    Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement shall not in any way be affected or impaired. If the final, non-appealable judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court or other Governmental Authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
Section 10.09.    Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Neither Party may assign (whether by operation of law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party, except that (a) Provider may assign any or all of its rights, interests and obligations under this Agreement to any of its Affiliates upon prior written notice to Recipient; provided, however, that no such assignment shall release such assigning Party from any liability or obligation under this Agreement, and (b) GE and Baker Hughes may each assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or lines of business of GE or Baker Hughes, as applicable; provided, further, that in the case of this clause (b), (i) such assigning Party shall promptly and, in any event, within 10 Business Days, notify the other Party that it has agreed to divest any such assets or lines of business, (ii) no assignment shall violate any third-party contract or agreement, (iii) the non-assigning Party shall be entitled to charge the assigning Party the non-assigning Party’s reasonable and documented out-of-pocket incremental costs incurred in connection with any assignment, (iv) the assignee shall enter into an agreement with the non-assigning Party with price adjustments to the Services to be provided by each of them and terms and conditions customary for the provision of services to an unrelated third-party in order to transition a divested business and (v) if either Party contemplates any such assignment, it shall, to the extent commercially reasonable, deliver to the other Party a reasonably detailed notice of such contemplated assignment at least 60 days in advance of such assignment and thereafter the Parties shall use commercially reasonable efforts to determine a good faith estimate (as promptly as practicable after delivery of such notice) of (x) the costs specified in the foregoing clause (iii) and (y) the price adjustments, terms and conditions specified in the foregoing clause (iv).
Section 10.10.    No Third‑Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to Provider Indemnified Parties and Recipient Indemnified Parties pursuant to Article VIII, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any Party.
Section 10.11.    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Exhibits and Schedules) constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, between or among any of the Parties, their Affiliates or their or their Affiliates’ Representatives respecting the subject matter hereof.
Section 10.12.    Amendment. Except as provided in Section 2.04, Section 5.01(a), Section 6.06, and Section 9.01, this Agreement (including all Exhibits and Schedules) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by each Party. No consent from any Indemnified Party under Article VIII (in each case other than the Parties) shall be required to amend this Agreement.
Section 10.13.    Waiver. Each Party may (a) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (b) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving party. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 10.14.    Governing Law. This Agreement, and any TSA Dispute, shall be governed by, construed and enforced in accordance with the internal Laws of the State of New York, including its statutes of limitations, without giving effect to any choice of law rules that would cause the application of Laws of any jurisdiction other than those of the State of New York. Provider shall cause the Provider Indemnified Parties, and Recipient shall each cause the Recipient Indemnified Parties, to comply with this Section 10.14 and with Section 7.01 as though such Indemnified Parties were a Party to this Agreement.
Section 10.15.    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY TSA DISPUTE AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO SUCH TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (C) SUCH WAIVER CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTY IS RELYING AND SHALL RELY IN ENTERING INTO THIS AGREEMENT. EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 10.16.    Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this

Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.
Section 10.17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.
[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
GENERAL ELECTRIC COMPANY

By: /s/ John Godsman

    Name: John Godsman

    Title: Vice President

BAKER HUGHES, A GE COMPANY, LLC

By: /s/ Lee Whitley

    Name: Lee Whitley

    Title: Corporate Secretary

[Signature Page to Transition Services Agreement]